Exhibit 4.1

EXECUTION VERSION

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE, dated as of April 6, 2017 (this “Third Supplemental Indenture”), between EATON VANCE CORP., a Maryland corporation (the “Company”), and WILMINGTON TRUST COMPANY, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, on the date hereof, the Company wishes to issue $300,000,000 aggregate principal amount of 3.500% Notes due 2027 (the “Notes”) pursuant to an Indenture between the Company and the Trustee, dated as of October 2, 2007 (the “Base Indenture,” as supplemented and amended by this Third Supplemental Indenture, the “Indenture”);

WHEREAS, pursuant to Section 2.02 of the Base Indenture, the terms of the Notes may be established by this Third Supplemental Indenture;

WHEREAS, pursuant to Section 9.01(12) of the Base Indenture, the Trustee and the Company are authorized to enter into a supplemental indenture, without the consent of any Holder, to establish the form or terms of the Securities of any Series; and

WHEREAS, this Third Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

The amendment set forth below shall become effective upon the execution and delivery of this Third Supplemental Indenture by the Company and the Trustee.

ARTICLE I

Relation to Indenture; Definitions

Section 1.1 Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Base Indenture. For purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and, thus, shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of its subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or one or more of its Controlled Subsidiaries;

(2)	the adoption of a plan relating to the Company’s liquidation or dissolution; or

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (i) the Permitted Holders own less than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares, and (ii) any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of more of the Company’s Voting Stock than the Permitted Holders, measured by voting power rather than number of shares;

provided, however, that a transaction effected to create a holding company for the Company will not be deemed to involve a Change of Control if (1) pursuant to such transaction the Company becomes a Controlled Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of the Company’s Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Company Employees” means, at any time, individuals then devoting substantially all of their business and professional time to the activities of the Company or any of the Company’s Subsidiaries or any such individuals who, within the 270 days prior thereto, have so devoted their professional time and the estates and legal representatives of such individuals.

“Consolidated Net Worth” means, at a particular date, all amounts that would be included under stockholders’ equity on a consolidated balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with U.S. generally accepted accounting principles as in effect as at such date.

“Controlled Subsidiary” means any subsidiary of the Company (or a holding company of the Company, as described in the proviso to the definition of “Change of Control”), 50% or more of the outstanding equity interests of which are owned by the Company (or any such holding company) and/or its direct or indirect Subsidiaries and of which the Company (or any such holding company) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service Inc., or any successor to its rating agency business.

“Permitted Holders” means (i) the Company, (ii) one or more of the Company’s Controlled Subsidiaries, (iii) Company Employees, and (iv) a voting trust having a majority of its trustees who are Company Employees and a majority of holders of its trust certificates or holders of uncertificated interests in such voting trust who are Company Employees.

“Permitted Liens” means:

(a) Liens existing at the time an entity becomes a Subsidiary of the Company or is merged into the Company or into a Subsidiary of the Company;

(b) statutory Liens, Liens granted to comply with regulatory requirements, Liens for taxes or assessments or governmental charges or levies not yet due or delinquent or which can be paid without penalty or are being contested in good faith;

(c) Liens on any Voting Stock or profit participating equity interests of any Subsidiary of the Company that is acquired after the date of issuance of the Notes to secure or provide for the payment of the purchase price or acquisition cost thereof;

(d) Liens in favor of the Company or any Subsidiary;

(e) Liens in existence on the date of issuance of the Notes;

(f) Liens (not otherwise permitted under this definition) which secure obligations in an aggregate amount at any one time outstanding that do not exceed 10% of the Consolidated Net Worth, measured at the time of the creation, incurrence or assumption of any such Lien and based upon the Consolidated Net Worth as at the end of the most recently completed fiscal quarter of the Company for which financial statements are publicly available; and

(g) any extension, renewal, substitution, refinancing or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (a), (c) and (e) of this definition that is secured by the same collateral that originally secured the Lien.

“Rating Agency” means: (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor to its rating agency business.

“Voting Stock” as applied to stock of any Person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Section 1.2 Construction. All references in this Third Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Third Supplemental Indenture; and the term “herein,” “hereof,” “hereunder” and any other word of similar import refers to this Third Supplemental Indenture.

ARTICLE II

Terms of the Series of Securities

Section 2.1 Terms of the Notes.

(a) There is hereby established a new Series of Securities to be issued under the Indenture to be designated as the Company’s “3.500% Notes due 2027.” The Notes shall be issued in registered form substantially in the form attached as Exhibit A hereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as the Company may deem appropriate or as may be required or appropriate to comply with any laws or with any rules made pursuant thereto or with the rules of any securities exchange or automated quotation system on which the Notes may be listed or traded, or to conform to general usage, or as may, consistently with the Indenture, be determined by the Officers executing such Notes, as evidenced by their execution thereof. The Notes shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Base Indenture as supplemented and amended by this Third Supplemental Indenture (including the Form of Note attached as Exhibit A hereto, the terms of which are incorporated by reference herein and shall be deemed to be a part of this Third Supplemental Indenture).

(b) The aggregate principal amount of the Notes which may be authenticated and delivered pursuant hereto is unlimited. The Trustee shall initially authenticate and deliver Notes for original issue in an aggregate principal amount of $300,000,000 pursuant to Section 2.04 of the Base Indenture. The aggregate principal amount of the Notes to be issued hereunder may be increased at any time hereafter and the Series may be reopened for issuances of additional Notes without the consent of any Holder. The Notes issued on the date hereof and any such additional Notes that may be issued hereafter shall be part of the same Series of Securities for all purposes under the Indenture.

(c) The Stated Maturity of the Notes shall be April 6, 2027.

(d) The rate or rates at which the Notes shall bear interest, the date or dates from which such interest shall accrue, the interest payment dates on which any such interest shall be payable and the regular record date for any interest payable on any interest payment date, and the other terms, conditions and provisions of the Notes, in each case, shall be as set forth in the Form of Note attached as Exhibit A hereto, the terms of which are incorporated by reference herein.

Section 2.2 Ranking. The Notes are unsecured and unsubordinated obligations of the Company and rank equal in right of payment with all existing and future unsubordinated indebtedness of the Company.

Section 2.3 Limitation on Liens. Solely with respect to the Notes, the Base Indenture is hereby amended by adding the following new Section 4.08 to the Base Indenture:

“SECTION 4.08. Limitation on Liens. The Company shall not, and may not cause or permit any Subsidiary to, create, assume, incur or guarantee any indebtedness for money borrowed that is secured by a pledge, mortgage or other Lien on any Voting Stock or profit participating equity interests of the Company’s Subsidiaries or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of the Company’s Subsidiaries, without providing that the Notes (together with, if the Company shall so determine, any other indebtedness of, or guarantee by, the Company ranking equally with the Notes and existing as of the closing of the offering of the Notes or thereafter created) are secured equally and ratably with, or prior to, all other indebtedness secured by such pledge, mortgage or other Lien on the Voting Stock or profit participating equity interests of the Company’s Subsidiaries; provided, however, that the foregoing restriction will not apply to Permitted Liens.”

Section 2.4 Solely with respect to the Notes, the Base Indenture is hereby amended by deleting Section 5.01 and replacing such Section with the following:

“Section 5.01 Merger, Consolidation or Sale of Assets. The Company shall not merge or consolidate with or into any other Person (other than a merger of a wholly owned Subsidiary of the Company into the Company) or sell, transfer, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of related transactions unless:

(a) the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America or any state or territory thereof;

(b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, the Notes and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Company;

(c) immediately before and immediately after giving effect to such transaction or series of related transactions, no Default or Event of Default shall have occurred and be continuing; and

(d) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this Section 5.01 and that all conditions precedent herein provided for relating to such transaction have been complied with and an opinion of counsel stating that the supplemental indenture, if any, constitutes the legal, valid and binding obligation of the Surviving Person.

For the purposes of this Section 5.01, the sale, transfer, lease, conveyance or other disposition of all the Property of one or more Subsidiaries of the Company, which Property, if held by the Company instead of such Subsidiaries, would constitute all or substantially all the Property of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all the Property of the Company.”

Section 2.5 Change of Control. If a Change of Control Repurchase Event occurs, unless the Company shall have exercised its right to redeem the Notes in full, the Company will make an offer to each Holder of Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each Holder (with a copy to the Trustee) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Repurchase Event.

To the extent that the provisions of any securities laws or regulations conflict with this Section 2.5, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.5 by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(1)	accept for payment all Securities or portions of Securities properly tendered pursuant to its offer;

(2)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Securities properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Security equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Security of this Series will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the time and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer.

Section 2.6 Events of Default.

(a) Solely with respect to the Notes, Section 6.01 the Base Indenture is hereby amended by deleting the word “or” at the end of clause (6)(D) of such Section, substituting the period at the end of clause (7)(C) of such Section for the phrase “; or”, and adding the following new clause (8):

“default under any Debt for money borrowed by the Company or any Subsidiary of the Company that results in the acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $50.0 million or its foreign currency equivalent at the time and such acceleration shall have not been rescinded or annulled, or Debt paid, within 30 days after notice to the Company by the Trustee or Holders of 25% or more of the then outstanding Notes.”

(b) Solely with respect to the Notes, Section 6.01 the Base Indenture is hereby amended by adding the following to the end of the second paragraph of Section 6.01(a) of the Base Indenture: “The Company will provide written notice to the Trustee of its obligation to pay Additional Interest on or before the close of business on the date on which such Event of Default relating to a failure to comply with Section 4.02 of this Indenture or the failure to comply with Section 314(a)(1) of the TIA, if applicable, first occurs, and such notice shall set forth the amount of Additional Interest to be paid by the Company on the applicable payment date. The Trustee shall not at any time be under any duty or responsibility to any Holder of Notes to determine the Additional Interest, or with respect to the nature, extent or calculation of the amount of Additional Interest owed or with respect to the method employed in such calculation of the Additional Interest.”

Section 2.7 Global Securities. The Notes shall initially be issuable, in whole or in part, in the form of one or more Global Securities. Such Global Securities (i) shall be deposited with, or on behalf of, the Depository Trust Company, New York, New York, which shall act as Depositary with respect to the Notes, (ii) shall bear the legends applicable to Global Securities set forth in Section 2.15(c) of the Base Indenture, (iii) may be exchanged, in whole or in part, for Notes in definitive form upon the terms and subject to the conditions provided in Section 2.15(b) of the Base Indenture, and (iv) shall otherwise be subject to the applicable provisions of the Indenture.

Section 2.8 Rights of Trustee. Solely with respect to the Notes, Section 7.02 of the Base Indenture is amended to add the following clauses (m) through (s):

“(m) The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted hereunder in good faith and in reliance thereon.

(n) Any permissive right of the Trustee to take or refrain from taking actions enumerated in this Indenture shall not be construed as a duty.

(o) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

(p) Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Registrar shall be responsible for ascertaining whether any transfer complies with the registration provisions of or exemptions from the Securities Act or, applicable state securities laws.

(q) The Trustee shall not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security or maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and the Trustee shall not have any responsibility or liability for any actions taken or not taken by the Depositary.

(r) Whenever this Indenture makes reference to the giving of notice (by mail or otherwise) to the Holders of the Securities of a Series in relation to any event, such notice shall be sufficiently given when delivered to the Depositary for such Securities (or its designee) pursuant to the customary procedures of such Depositary.

(s) The Trustee shall not be responsible for calculating any redemption price or verifying such calculations.”

ARTICLE III

Miscellaneous

Section 3.1 Effect of Third Supplemental Indenture. Upon the execution and delivery of this Third Supplemental Indenture by the Company and the Trustee, the Base Indenture shall be supplemented in accordance herewith, and this Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the outstanding Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 3.2 Base Indenture Remains in Full Force and Effect. To the extent not expressly amended or supplemented by this Third Supplemental Indenture, all provisions of the Base Indenture shall remain in full force and effect.

If any provision of this Third Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Third Supplemental Indenture shall control.

Section 3.3 Base Indenture and Third Supplemental Indenture Construed Together. This Third Supplemental Indenture is an indenture supplemental to and in implementation of the Base Indenture, and the Base Indenture and this Third Supplemental Indenture shall henceforth be read and construed together.

Section 3.4 Conflict with Trust Indenture Act. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Third Supplemental Indenture, the provision of the TIA shall control. If any provision of this Third Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Third Supplemental Indenture, as the case may be.

Section 3.5 Severability. If any court of competent jurisdiction shall determine that any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.6 Headings. The Article and Section headings of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.7 Benefits of Third Supplemental Indenture. Except as otherwise set forth in the Base Indenture, nothing in this Third Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Third Supplemental Indenture or the Notes.

Section 3.8 Successors. All agreements of the Company in this Third Supplemental Indenture shall bind its successors and authorized assigns. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors and authorized assigns.

Section 3.9 Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

Section 3.10 Certain Duties and Responsibilities of the Trustee. In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.11 Governing Law. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 3.12 Submission of Jurisdiction; Venue. The Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States sitting in the State and City of New York, County and Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Indenture or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court sitting in the State and City of New York, County and Borough of Manhattan or, to the extent permitted by law, in such federal court sitting in the State and City of New York, County and Borough of Manhattan. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Indenture or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 3.13 Counterpart Originals. The parties may sign any number of counterparts of this Third Supplemental Indenture. Each signed counterpart shall be an original, but all of them together represent the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

EATON VANCE CORP.

By:	/s/ Laurie G. Hylton
Name:	Laurie G. Hylton
Title:	Chief Financial Officer

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ John T. Needham, Jr.
Name:	John T. Needham, Jr.
Title:	Vice President

[Signature Page to Third Supplemental Indenture]

Exhibit A

Form of Note

THIS SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (A) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (B) THIS SECURITY MAY BE EXCHANGED, IN WHOLE BUT NOT IN PART, PURSUANT TO SECTION 2.15(B) OF THE INDENTURE, (C) THIS SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.13 OF THE INDENTURE AND (D) EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.15(B) OF THE INDENTURE, THIS SECURITY MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY (X) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, (Y) BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR (Z) BY THE DEPOSITARY OR ANY NOMINEE TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

EATON VANCE CORP.

3.500% Notes due 2027

REGISTERED	$[ ]

R-[ ]	CUSIP 278265AE3

Eaton Vance Corp., a corporation duly organized and existing under the laws of Maryland (herein called the “Company,” which term includes any successor Person under the Indenture described on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $[        ] on April 6, 2027, and to pay interest thereon at the rate of 3.500% per annum from April 6, 2017, payable on April 6 and October 6 of each year, each of which shall be an Interest Payment Date, beginning on October 6, 2017. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the regular record date for such interest, which shall be the March 22 or September 22 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular record date and may either be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to the Trustee and Holders of Securities of this Series not less than 30 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this Series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture described on the reverse hereof. In the event of an inconsistency between this Security and the terms of the Indenture, the terms of the Indenture shall govern.

Payment of the principal of, premium, if any, on and any interest on this Security will be made at the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear on the books of the Registrar.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereof has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

EATON VANCE CORP.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST COMPANY as Trustee, certifies that this is one of the Securities referred to in the within-mentioned Indenture.

By:

Authorized Signatory

Dated:

[Signature Page to Note]

[REVERSE OF SECURITY]

EATON VANCE CORP.

3.500% Notes due 2027

Securities; Indenture.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more Series under an Indenture, dated as of October 2, 2007 (the “Base Indenture”), between the Company and Wilmington Trust Company, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as amended and supplemented by the Third Supplemental Indenture, dated as of April 6, 2017 (together with the Base Indenture, the “Indenture”) and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the Series designated on the face hereof, initially limited in aggregate principal amount to $300,000,000. The Company may, from time to time, without the consent of the holders of this Series of Securities, issue additional Securities under the Indenture having the same ranking and the same interest rate, maturity and other terms as this Series of Securities. Any additional Securities having such similar terms, together with any outstanding Securities of this Series, will constitute a single Series of Securities under the Indenture.

Optional Redemption.

At any time prior to the Par Call Date, the Company may redeem the Securities of this Series, in whole or in part, at the Company’s option at a redemption price equal to the greater of (i) 100% of the principal amount of such Securities to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in each case, accrued and unpaid interest thereon, if any, to, but not including, the date of redemption.

In addition, on and after the Par Call Date, the Company may redeem the Securities of this Series, in whole or in part, at the Company’s option, from time to time at a redemption price equal to 100% of the principal amount of such Securities to be redeemed, plus accrued interest and unpaid interest thereon, if any, to, but not including, the date of redemption.

For purposes of the Securities of this Series:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed (assuming that the Securities matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Securities.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date obtained by the Company, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (B) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of those quotations or (C) if the Company obtains only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Par Call Date” means January 6, 2027.

“Reference Treasury Dealer” means each of (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, or their respective affiliates that are primary U.S. Government securities dealers, and their respective successors and (ii) three other nationally recognized investment banking firms (or their respective affiliates) that the Company selects in connection with the particular redemption, and their respective successors; provided, however, that if any of the foregoing or their affiliates cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as calculated by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each Security of this Series to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption (assuming that the Securities matured on the Par Call Date); provided, however, that, if such redemption date is not an Interest Payment Date with respect to such Securities, the amount of the next succeeding scheduled Interest Payment Date thereon for the purpose of this definition will be reduced by the amount of interest accrued thereon, if any, to, but not including, such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed, at least 30 days but not more than 60 days before the redemption date, to each Holder of Securities of this Series. If less than all of the Securities of this Series are to be redeemed, the Securities to be redeemed shall be selected pro rata or by lot or such other method deemed fair and appropriate by the Trustee and in all cases subject to the applicable procedures of the Depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Securities of this Series or portions thereof called for redemption.

In the event of redemption of this Security in part only, a new Security or Securities of this Series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Events of Default.

Subject to the provisions of Section 6.01 of the Base Indenture, if an Event of Default with respect to Securities of this Series shall occur and be continuing, the principal of the Securities of this Series may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendments and Waivers.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each Series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Securities at the time of each Series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the outstanding Securities of each Series at the time, on behalf of the Holders of all Securities of such Series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Holder Action.

As provided in, and subject to, the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this Series, the Holders of at least 25% in aggregate principal amount of the outstanding Securities of this Series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to it, and the Trustee shall not have received from the Holders majority in aggregate principal amount of the outstanding Securities of this Series a direction inconsistent with such request, and the Trustee shall have failed to institute any such proceeding within 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

Obligations Absolute.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

Defeasance.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Security and (b) certain restrictive covenants and the related defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to Securities of this Series.

Transfer and Exchange.

The Securities of this Series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this Series are exchangeable for a like aggregate principal amount of Securities of this Series with like tenor and terms, as requested by the Holder surrendering the same. Notwithstanding the foregoing, the Securities shall be exchangeable pursuant to Section 2.08, subject to Section 2.15, of the Base Indenture for Securities of this Series registered in the names of Holders other than the Depositary for such Security or its nominee only if (i) such Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if, at any time, such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, the Company fails to appoint a successor Depositary within 90 days of such event, (ii) the Company executes and delivers to the Trustee an Officers’ Certificate to the effect that such Global Security shall be so exchangeable or (iii) an Event of Default with respect to the Securities represented by such Global Security shall have occurred and be continuing.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Defined Terms.

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Governing Law.

This Security shall be governed by, and construed in accordance with, the law of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

FORM OF ASSIGNMENT AND TRANSFER

For value received                      hereby sell(s), assign(s) and transfer(s) unto                      (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                      attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an

eligible Guarantor Institution (banks, stock

brokers, savings and loan associations and

credit unions) with membership in an approved

signature guarantee medallion program pursuant

to Securities and Exchange Commission

Rule 17Ad-15 if Notes are to be delivered, other

than to and in the name of the registered holder.

NOTICE: The signature on the assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change.